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EXHIBIT 1

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                                  FORM 51-102F3
                             MATERIAL CHANGE REPORT


ITEM 1.   NAME AND ADDRESS OF COMPANY.

          Breakwater Resources Ltd.
          Suite 950
          95 Wellington Street West
          Toronto, Ontario
          M5J 2N7

ITEM 2.   DATE OF MATERIAL CHANGE.

          July 23, 2004

ITEM 3.   NEWS RELEASE.

          A news release was issued on July 23, 2004 through Canada NewsWire and subsequently filed on SEDAR.

ITEM 4.   SUMMARY OF MATERIAL CHANGE.

          Breakwater Resources Ltd. ("Breakwater") concluded the acquisition of 100% of the shares of Boliden Westmin (Canada) Ltd. ("BWCL") which owns, amongst other things, 100% of the Myra Falls zinc, copper, gold and silver mine located on Vancouver Island, BC.

          Breakwater issued to Boliden AB ("Boliden") of Stockholm, Sweden 18 million shares, with a value of approximately $7.5 million, and 5 million warrants exercisable at $1.00 per share and expiring January 27, 2009.

ITEM 5.   FULL DESCRIPTION OF MATERIAL CHANGE.

          Please see attached news release dated July 23, 2004.

ITEM 6.   RELIANCE ON SUBSECTION 7.1(2) OR (3) OF NATIONAL INSTRUMENT 51-102.

          Not applicable.

ITEM 7.   OMITTED INFORMATION.

          No material information was omitted from this material change report.

ITEM 8.   EXECUTIVE OFFICER

          E. Ann Wilkinson
          Corporate Secretary
          Breakwater Resources Ltd.

          Telephone: (416) 363-4798 Ext. 277

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Item 9.   Date of Report

          July 28, 2004.

          BREAKWATER RESOURCES LTD.

          "E. Ann Wilkinson" (signed)
          -------------------------------
          E. Ann Wilkinson
          Corporate Secretary


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BREAKWATER RESOURCES LTD.
95 WELLINGTON STREET WEST, SUITE 950
TORONTO, ONT., M5J 2N7
                                                        Tel: (416) 363-4798
                                                        Fax: (416) 363-1315
--------------------------------------------------------------------------------
NEWS RELEASE

                               BREAKWATER ACQUIRES
                  BOLIDEN WESTMIN (CANADA) LTD. FROM BOLIDEN AB

July 23, 2004 ... (BWR - TSX) Breakwater Resources Ltd. is pleased to announce that it has concluded the acquisition of 100% of the shares of Boliden Westmin (Canada) Ltd. ("BWCL") which owns, amongst other things, 100% of the Myra Falls zinc, copper, gold and silver mine located on Vancouver Island, BC.

Breakwater issued to Boliden AB ("Boliden") of Stockholm, Sweden 18 million shares, with a value of approximately $7.5 million, and 5 million warrants exercisable at $1.00 per share and expiring January 27, 2009.

As part of the transaction, Breakwater assumed environmental liabilities of approximately $21.5 million. However, Boliden is required to maintain the posted environmental Letters of Credit for a period of one year, after which time Breakwater is required to retire Boliden's obligation in this regard.

In addition to the Myra Falls operations, other assets remaining in BWCL include, but are not limited to, a convertible debenture of Taseko Mines Limited
(TKO) with $17 million outstanding, 11.3 million shares of Expatriate Resources Ltd., which owns a zinc property in Yukon, and other minor share holdings.

The President and Chief Executive Officer of Boliden AB, Mr. Jan Johansson, has joined the Board of Directors of Breakwater.

MYRA FALLS OPERATIONS

Existing proven and probable mineral reserves are sufficient for at least seven years of production. There is considerable scope for mineral resources to be converted to reserves as well as potential for additional new discoveries. Being an underground operation, additional mineralization tends to be delineated as mining proceeds.

Mr. Torben Jensen, P.Eng., Breakwater's qualified person, in conjunction with qualified persons from BWCL, estimates the mineral reserves and resources for the Myra Falls mine as of December 31, 2003 to be as shown in the following table:

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                                       TONNES     ZN      CU      AU      AG
                                       (000S)     (%)     (%)     G/T     G/T
================================================================================
Proven and Probable Reserves            7,747     6.3     1.2     1.2     40
Measured and Indicated Resources*      10,388     7.8     1.4     1.7     56
Inferred Resources                      2,284     4.9     1.1     1.4     57
================================================================================
*Measured and Indicated Resources include Proven and Probable Reserves.

Exploration at Myra Falls has been quite successful in replacing mineral reserves as they were mined out. Since the start-up of mining more than thirty years ago some 30 million tonnes of mineral reserves and

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resources have been discovered, with over 23 million tonnes of mineralized material being mined. The Myra Falls operation has had an average of 9.5 million tonnes in mineral reserves since 1984 and has averaged 950,000 tonnes of production per year. Currently the operation consists of two underground mining areas: the H-W mine that commenced production in 1985 and the Battle-Gap mine that commenced with significant production in 1997. These zones are the principal source of mill feed with the Battle-Gap mine being the primary focus for production.

As noted in Breakwater's release of July 8, 2004 management believes the acquisition of Myra Falls will:

o    Add to Breakwater's EPS and CFPS, metal production and mineral reserves.

o Result in the proportion of gross sales revenue derived from the sale of copper concentrates increasing from 3% to 14% at current metal prices.

o Increase Breakwater's overall size and position on the list of the world's zinc concentrate producers.

o Add an additional mine with a minimum mine life of seven years, with a high probability of twelve years' mine life.

o    Increase Breakwater's zinc production by 68% over the period 2004 to 2010.

o Increase Breakwater's copper, gold and silver production by 367%, 139%, and 98% respectively.

o    Increase Breakwater's net revenues by 85% over the period 2004 to 2010.

o Place Breakwater in a very favourable position for product delivery to its valued Asian customers.

Zinc and copper concentrates from the Myra Falls operations are sold principally to customers in Asia where the current zinc concentrate market is extremely tight by historical standards. Poor zinc prices have contributed to a lack of investment in zinc mining over the past few years, which has and will limit world mine production moving forward. As well, additional zinc smelting capacity has been added, largely in China, to meet growing metal demand. The net effect is a concentrate market that is tight, and is expected to remain so in the medium term. This bodes well for Myra Falls, which is well positioned to take advantage of the current market opportunities.

Breakwater Resources Ltd. is a mineral resource company engaged in the acquisition, exploration, development and mining of base metal and precious metal deposits worldwide. Breakwater has five producing zinc mines: the Bouchard-Hebert mine in Quebec, Canada; the Bougrine mine in Tunisia; the El Mochito mine in Honduras; the El Toqui mine in Chile and the Myra Falls mine in British Columbia, Canada. The Company also owns the Langlois mine in Canada, which is currently being prepared for a development program to bring the mine back into production.

This news release contains forward-looking statements within the meaning of the United States Private Securities Legislation Reform Act of 1995. When used in this news release the words "anticipate", "believe", "intend ", "estimate", "plans", "projects", "expect", "will", " budget", "could", "may", and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those currently anticipated are described in the Company's most recent Annual Report on Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise.

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For further information please contact:

------------------------------- ------------------------------------------------
Colin K. Benner                 Richard Godfrey
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President and                   Vice-President and
------------------------------- ------------------------------------------------
Chief Executive Officer         Chief Financial Officer (Acting)
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(416) 363-4798 Ext. 269         (416) 363-4798 Ext. 276
------------------------------- ------------------------------------------------

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E. Ann Wilkinson                Bill Heath
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Corporate Secretary             Vice President of Administration
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(416) 363-4798 Ext. 277         (416) 363-4798 Ext.267
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Email: investorinfo@breakwater.ca       Website: www.breakwater.ca